EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is effective as of March 12, 2008,

Between:

(1)	China Architectural Engineering, Inc. (CAE) a company incorporated in the USA whose office is at Unit B, 63/17, Bank of China Tower, 1 Garden Road, Hong Kong (the “Company”), and

(2)	Charles John Anderson whose address is located in Tampa Florida, USA (the “Employee”).

It is agreed as follows:

Definitions:

In this agreement the following expressions shall have the following meanings:

“Business” means all and any business, trade or other commercial activities of the Company or any Group Company;

“Board” means the Board of Directors of the Company or a duly authorized committee of the Board of Directors;

“Confidential Information” means all and any information, knowledge or data (whether or not recorded in documentary form or on computer disk or tape) not generally known or available to the public which Employee may have learned, discovered, developed, conceived, originated or prepared during or as a result of the Employment relating to the operations, business methods, corporate plans, management systems, finances, new business opportunities, products, services, technology, customers, clients, policies, procedures, accounts, personnel, techniques, concepts, or research and development projects, of the Company or any Group Company and any and all trade secrets, secret formulae, process, inventions, designs, know-how, discoveries, technical specifications, and other technical information relating to the creation, production or supply of any past, present or future product or service of the Company or any Group Company;

“Employment” means the Employees employment in accordance with the terms and conditions of this Agreement;

“Group Company” means the Company and any company which is a direct or indirect subsidiary of the Company from time to time;

“Termination Date” means the date on which the Employment is terminated howsoever caused.

TERM AND APPOINTMENT

According to the terms of this Agreement, the Employee shall be appointed as the President of “CAE Building Systems, Inc. (U.S.A.)”, a subsidiary company to be incorporated in and according to the laws of the United States of America upon the execution of this Agreement.

Subject to the terms of this Agreement, employment shall commence on March 3, 2008, and shall continue for a period of five (5) years from such date unless or until terminated by either party according to the terms of this Agreement. Thereafter, this Agreement shall automatically be renewed for successive one-year terms for a period of three (3) years unless either party shall give the other no less than one hundred eighty (180) days prior written notice of intent not to renew this Agreement.

Employee shall bear his individual income tax by himself according to the applicable law and shall be responsible to properly report his personal income tax to his country or place of residency. Notwithstanding the Employee's reporting and payment obligations with respect to income taxes, Employee agrees that the Company or Group Company is entitled to withhold the tax according to applicable law.

DUTIES

During the Employment the Employee will:

Devote his best efforts, energies, skills and attention on a full-time basis to the business and affairs of the Company and Group Company;

Faithfully and diligently perform all such duties and exercise all such powers that are commensurate with Employee's position and as are lawfully and properly assigned to him from time to time by the Chief Executive Officer or the Board, whether such duties or powers relate to the Company or any other Group Company;

Comply with all directions lawfully and properly given to him by the Chief Executive Officer or the Board as they may from time to time deem in the best interest of the Company;

Devote the whole of his time, attention and abilities to the business of the Company or any other Group Company for which he is required to perform duties and shall not without the Company's prior written consent, be directly or indirectly engaged in any other business activity, trade or occupation;

Promptly provide the Company with all such information as it may require in connection with the business or affairs of the Company and of any other Group Company for which he is required to perform duties;

Comply with any and all governmental laws, regulations, and policies in connection with his actions as an employee of the Company and conduct himself in accordance with the highest business standards as are reasonably and customarily expected of such position; and

Fully cooperate and participate in any investigation conducted by the Company relating to its interests or as may be required by applicable law.

The Employee shall be required to work during the Company's normal business hours together with such additional hours as are required in the proper performance of his duties. The Employee acknowledges that he has no entitlement to additional remuneration for any hours worked in excess of the Company's normal business hours.

The Employee's normal place of business will be located in the United States of America and the Employee acknowledges and accepts that the proper execution of his duties will include domestic and international travel.

COMPENSATION

Base Salary:

The Employee's base salary shall be one-hundred-ninety-thousand U.S. dollars ($190,000) per annum payable in regular installments in accordance with the customary payroll practices of the Company and subject to all legally required deductions and withholdings. Employee's base salary shall be reviewed by the Company's Compensation Committee annually in a manner that is consistent with the Company's compensation policy. The base salary may be increased from time to time by the Compensation Committee in its absolute discretion, the determination of which shall be based upon such standards, guidelines and factual circumstances as the Compensation Committee deems relevant.

Medical Health Insurance:

The Company acknowledges that the Employee has procured an Insurance Policy, which is currently in existence and operational. The Employee shall be fully reimbursed on a monthly basis for the entire costs of a comprehensive Medical Health Care Insurance policy including coverage for the Employee and his Spouse. The Employee shall have sole discretion for the selection of the Health Care Insurance policy, provided that insurance coverage and the premium attached thereto subject to standard adjustments in costs by the insurer, is commensurate to that which is in operation at time of employment. The Employee shall present a monthly expense statement for the costs of the policy and the Company shall reimburse the full amount as expenditure.

Vehicle:

The Employee shall be fully reimbursed on a monthly basis for the entire costs of a motor-vehicle including the cost of the vehicle, insurance, maintenance and operational expenses. The company shall pay the Employee a monthly allowance amount of one-thousand dollars U.S. ($1,000.00) for vehicle payment and insurance and reimburse other operational costs as presented in accordance with expense reimbursement as stated herein.

Commission:

The Employee shall be paid a commission on all cash received by the Company on all sales of the Company or Group Company's goods or services made pursuant to contracts originated primarily as the result of the efforts of the Employee during the term hereof (“Employee Sales”). The commission amount shall be calculated and paid as follows:

The Employee shall be paid a cash payment in US dollars an amount equal to one-half percent (0.50%) of Employee Sales up to Twenty-million dollars U.S. ($20,000,000) per annum. Thereafter, with the commission rate adjusted to one-quarter percent (0.25%) for Employee Sales in excess of Twenty-million dollars U.S. ($20,000,000) per annum.

The Company’s payment of commissions to Employee for the Employee Sales shall occur in three payments as follows:

(i) the first payment (the “First Payment”) shall consist of 50% of the total commissions for a contract and shall occur once the Company receives the first payment from the customer under such contract, provided that, however, the First Payment on each contract for the Employee Sales shall not exceed a total of U.S. ($100,000) ;

(ii) the second payment shall consist of 80% of total commissions, on a cumulative basis, of a such contract, including any amounts paid in the First Payment for such contract, and shall occur once the Company receives payment of at least 50% of the total payments due under such contract; and

(iii) the third and final payment shall consist of the remaining 20% of the total commissions for such contract and shall occur once the Company receives the last payment from the customer as required under such contract.

In addition to the foregoing, the Employee shall be issued shares of the Company Stock at the end of each fiscal year, which will be valued at the share price at closing of 31' December each year and at a total amount equivalent to 2 times the commission entitled to and received by the Employee during that fiscal year up to a limit of Fifty (50) Million dollars ($50,000,000) of Employee Sales per annum.

All stock issued in relation to commission payments shall have a twelve-month lock-up period and shall have no expiration date.

Vacation

The Employee shall be entitled to fifteen (15) working days paid vacation per calendar year during his Employment to be taken at time or times convenient to the Company. The right to vacation time shall accrue pro rata during each calendar year of Employment and shall not accrue in excess of fifteen days in any calendar year. Vacation time not used in a calendar year shall not be carried over from year to year and will be forfeited. No payment shall be made for vacation not taken. Upon termination of the Employment the Employee shall be entitled to payment in lieu of accrued but untaken vacation not including any forfeited vacation.

Bonus:

The Company at the sole discretion of the Chief Executive Officer or Board may from time to time pay the Employee bonuses in the form of cash and or company stock as reward for the Employees individual performance and the Performance of the Company.

Holidays and Sick Days:

The Employee shall be paid for all standard Holidays observed in the country of his domicile. The Employee shall be paid up to ten (10) sick days per year for time-off required due to illness or injury. The Company may at the discretion of the Chief Executive Officer or Board pay the Employee for additional time-off required as a result of illness or incapacitation due to illness or injury.

Reimbursement for Company Business Expenses:

The Employee shall be reimbursed for all reasonable and necessary business expenses incurred by the Employee in connection with the performance of the Employees duties. Reimbursement shall be made in accordance with the Company's policy and procedures upon presentation of itemized statements of such business expenses in such detail as the Company may reasonably require consistent with applicable Company policy. In order to facilitate the Company's prompt reimbursement of the Employee's business related expenses as well as the prompt reimbursement of other Employees under the direct control and supervision of the Employee, the Company shall provide the Employee a cash advance from which the Employee shall pay applicable expenses and be responsible for the accurate accounting of said funds. At the earliest possible date, the Company shall provide the Employee with Company credit card(s) to be used in the course of carrying-out company business.

INTELLECTUAL PROPERTY

The Employee shall disclose full details of any inventions, designs, know-how, or discoveries, whether register able or not, or whether patentable or a copyright work (“Inventions”) in confidence to the Company and shall regard himself in relation thereto as a trustee for the Company.

All intellectual property rights in such Inventions shall vest absolutely in the Company which shall be entitled, so far as the law permits, to the exclusive use thereof.

Notwithstanding anything stated herein, the Employee shall assign to the Company the copyright (by way of assignment of copyright) and other intellectual property rights, if any, in respect of all works written, originated, conceived or made by the Employee (except only those works written, originated, conceived or made by the Employee wholly outside his normal working hours hereunder and wholly unconnected with the Employment) during the continuance of the Employment.

The Employee agrees that during or after the termination of his Employment he will execute such deeds or documents and cooperate in all such acts and things as the Company may deem necessary or desirable to substantiate the Company's rights in respect of the Inventions and other intellectual property rights referred to herein including for the purpose of obtaining letters patent or other privileges in all such countries as the Company may require.

TERMINATION

Either party may terminate the Employment by providing the other party one hundred twenty days (120 days) written notice. The Company may, in its sole discretion, also terminate the Employment immediately without prior written notice by making a payment of the base salary and all other compensation and expense amounts due Employee in lieu of prior written notice.

Notwithstanding the foregoing, at any time during the Employment the Company may also terminate the Employment immediately and with no liability to make further payment to the Employee (other than in respect of amounts accrued) for serious misconduct including without limitation, if the Employee;

Commits any serious or repeated breach of any of his obligations under this Agreement or his Employment;

Is guilty of serious misconduct which, in the Board's reasonable opinion, has damaged or may damage the business or affairs of the Company or Group Company;

Is guilty of conduct which, in the Board's reasonable opinion, brings or is likely to bring himself, the Company or Group Company into disrepute;

Is charged with a criminal offense (other than a road traffic offense not subject to a custodial sentence);

Is or becomes incapacitated or ill to the extent that he is unable to perform the inherent duties and obligations of the Employment and the Employee has exhausted all of his entitlement to paid sickness leave as setout herein;

Is declared bankrupt or makes any arrangement with or for the benefit of his creditors;

Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

On termination of the Employment for whatever reason (and whether in breach of contract or otherwise) the Employee will:

Immediately deliver to the Company all books, documents, papers, computer records, computer data, credit cards and any other property relating to the business of or belonging to the Company or Group Company which is in his possession or under his control. The Employee is not entitled to retain copies or reproductions of any documents, papers or computer records relating to the business of or belonging to the Company or Group Company;

Immediately resign from any office he holds with the Company or Group Company (and from related trusteeships) without any compensation for loss of office. Should the Employee fail to do so he hereby irrevocably authorizes the Company to appoint some person in his name and on his behalf to sign any documents and do anything to give effect to his resignation from office; and

Immediately pay to the Company or, as the case may be, Group Company all outstanding amounts due or owed to the Company or Group Company. The Employee confirms that, should he fail to do so, the Company is to be treated as authorized to deduct from any amounts due or owed to the Employee by the Company (or Group Company) a sum equal to such amounts.

The Employee will not at any time after termination of the Employment represent himself as being in any way concerned with or interested in the business of, or employed by, the Company or Group Company.

The Employee agrees that any payments pursuant to this termination clause will be in full and final settlement of any and all claims the Employee may have against the Company or Group Company arising out of or in connection with his Employment or its termination, and Employee and the Company agree to execute a general mutual release in favor of the other and their successors, affiliates and estates to the fullest extent permitted by law, drafted by and in a form reasonably satisfactory to the Company and Employee.

SUSPENSION

Where notice of termination has been served by either party whether in accordance with the Termination clause herein or otherwise, the Company shall be under no obligation to provide work for or assign any duties to the Employee for the whole or part of the relevant notice period and may require him:

Not to attend any premises of the Company or Group Company; and / or

To resign with immediate effect from any offices he holds with the Company or Group Company (and any trusteeships); and or

To take any vacation which has accrued in accordance with this Agreement during any period of suspension as defined herein.

The Confidentiality provisions of this Agreement shall remain in full force and effect during any period of suspension.

Any suspension under this agreement shall be on full salary and benefits during any period of suspension.

CONFIDENTIAL INFORMATION

The Employee acknowledges:

That Confidential Information is valuable to the Company and Group Companies;

That the Company will provide the Employee with access to Confidential Information so that the Employee is properly able to carry out the duties pursuant to this Agreement;

That the Employee owes, without limitation, a duty of trust and confidence to the Company and a duty to act at all times in the best interest of the Company; and

That the disclosure of Confidential Information to any customer or actual or potential competitor of the Company or Group Company would place the Company at a serious competitive disadvantage and would cause immeasurable damage to the Business and therefore the restrictions contained herein are reasonable to protect the Company.

The Employee undertakes that he will not at any time (whether during the Employment or for a period of twelve (12) months form Termination date) use for his own or another's advantage, or reveal to any third-party person, firm, company or organization and shall use his best efforts to prevent the publication or disclosure of any Confidential Information to any third party.

The limitations imposed on the Employee pursuant to the Confidential Information clause of this agreement shall not apply to Employee's compliance with legal process or subpoena, or statements in response to inquiry from a court or regulatory body, provided that Employee gives the Company reasonable prior written notice of such process, subpoena or request. In addition, the restrictions in this clause shall not apply so as to prevent the Employee from ‘using his own personal skill in business in which he may be lawfully engaged after the Employment is ended.

RESTRICTIVE COVENANTS

The Employee covenants with the Company (for itself and as trustee and agent for other Group Company) that, for the period during the Employment and the twelve (12) months following the Termination date, he shall not, whether directly or indirectly, on his own behalf or on behalf of or in conjunction with any other person, firm, company or other entity (except on behalf of the Company):

Solicit or entice away or attempt to solicit or entice away from the Company or any Group Company any person, firm, company or other entity who is, or was, a client of the Company or Group Company with whom the Employee had business dealings during the course of his Employment or in the twelve (12) month period prior to the Termination date;

Solicit or entice away or attempt to solicit or entice away any individual person who is employed or engaged by the Company or Group Company either as a director, or in a managerial or technical capacity; or who is in possession of Confidential Information and with whom the Employee had business dealings during the course of his Employment or the twelve (12) month period immediately prior to the Termination date;

Carry on, set up, be employed engaged or interested in a business in Hong Kong, the People's Republic of China, and any other geographic locations where the Company's business is conducted, that is in competition with, whether directly or indirectly, the Business as at the Termination date. It is agreed that if such company ceases to be in competition with the Company and Group Companies this clause shall, with effect from that date, cease to apply in respect of such company. The provisions of the Restrictive Covenants clause shall not, at any time following the Termination date, prevent the Employee from owning an interest in the Company, and owning an interest in any company that competes with the Company. Nothing in the Restrictive Covenants clause of this agreement shall prohibit Employee from seeking or doing business not in direct or indirect competition with the Business.

While the parties agree that the restrictions contained in the Confidential Information clause and the Restrictive Covenants clause are reasonable in all circumstances, it is agreed that if any court of competent jurisdiction holds that the length of post-termination covenants contained herein are not reasonable, the parties agree that;

The covenants are to apply for a period of nine (9) months for the Termination date; or, if this period is held to be unreasonable,

For a period of six (6) months from the Termination date; or if this period is held to be unreasonable,

For such period as any court of competent jurisdiction decides is reasonable.

The period during which the restrictions referred to in the Restrictive Covenants clause of this Agreement which apply following the Termination date shall be reduced by the amount of time during which, if at all, the Company suspends the Employee under the provisions of the Suspension clause of this Agreement.
The Company acknowledges and accepts that the Employee has skill and expertise gained through prior experience within the industry and that there shall be no restriction placed upon the employee as a result of this Agreement, to be gainfully employed by any company within the industry of the Employee's skill and expertise. The Company agrees that the Employee shall be compensated in accordance with the Compensation clause of this Agreement during and for the full term of any restrictive period of employment placed upon the Employee as a result of this Agreement.

MISCELLANEOUS

This Agreement, together with any other documents referred to in this Agreement, supersedes all other employment agreements both oral and in writing between the Company and the Employee. The Employee acknowledges that he has not entered into this Agreement in reliance upon any representation, warranty or undertaking which is not set out in this Agreement or expressly referred to in it as forming part of the Employee's contract of employment.

The Employee represents and warrants to the Company that he will not by reason of entering into the Employment, or by performing any duties under this Agreement, be in breach of any terms of employment with a third party whether express or implied or of any other obligation binding on him.

Any notice to be given under this Agreement to the Employee may be served by being handed to him personally or by being sent by registered post to him at his usual or last known address; and any notice to be given to the Company may be served by being left at or by being sent by registered post to its registered office for the time being. Any notice served by registered post shall be deemed to have been served two days (excluding Sundays and statutory holidays) after the date of the registered post receipt.

The provisions contained in the Confidential Information, Restrictive Covenants, and the Miscellaneous clauses shall remain in full force and effect after the Termination Date.

This Agreement and the relationship between the parties shall be governed by, and interpreted in accordance with, the laws of the State of Delaware, U.S.A. Each of the parties agrees that the courts of the State of Delaware are to have non-exclusive jurisdiction to settle any disputes (including claims for set-off and counterclaims) which may arise in connection with the creation, validity, effect, interpretation or performance of, or the legal relationships established by, this Agreement or otherwise arising in connection with this -Agreement, and for such purposes irrevocably submit to the non-exclusive jurisdiction of the courts of the State of Delaware.

If any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. In addition, if any court of competent jurisdiction determines that any of the provisions set forth herein are unenforceable because of the duration or geographic scope of such provision, such court shall have the power to reduce the duration or scope of such provision as the case may be, to the extent necessary to render such provision enforceable.

The waiver by any party to a breach of any provision of this Agreement must be in writing and signed by such party to be effective, and shall not operate or be construed as a waiver of any subsequent breach of this Agreement.

This Agreement is personal in nature, and neither this Agreement nor any part of any obligation herein shall be assignable by Employee. The Company shall be entitled to assign this Agreement to any affiliate or successor of the Company that assumes the ownership or control of the business of the Company, and the Agreement shall inure to the benefit of any such successor or assign.

This Agreement may be executed in one or more facsimile counterparts, and by the parties hereto in separate facsimile counterparts, each of which when executed shall be deemed to be an original while all of which taken together shall constitute one and the same instrument.

(SIGNATURE PAGE TO FOLLOW)

IN WITNESS WHEREOF this AGREEMENT has been signed on the date the day and year first above written.

SIGNED by (the Employee)	/s/ Charles John Anderson
Charles John Anderson

in the presence of:	/s/ Aileen P. Galazin
Name: Aileen P. Galazin

SIGNED for and on behalf of
CHINA ARCHITECTURAL ENGINEERING, INC.

/s/ Luo Ken Yi
Name: Luo Ken Yi Title: Chief Executive Officer

in the presence of:	/s/ Tang Nian Zhong
Name: Tang Nian Zhong